Exhibit 26(m)

Sample Hypothetical Illustration

Policy Year	Month	BOY Age	Beginning CV	Premium	Premium Load	BOM Base DB	BOM NAAR	Base Coi Rate	Base CCOI Deduction	Net CV	Gross Rate of Inv Return	Invest Fees	Net Rate	M&E	Interest	End CV
			(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)	(10)	(11)	(12)	(13)	(14)
5	49	59	415,462.93	100,000.00	2,250.00	2,000,000.00	1,486,787.07	0.18363	273.02	512,939.91	6.00%	1.22%	4.78%	1.65%	1,319.10	514,259.01
5	50	59	514,259.01	-	-	2,000,000.00	1,485,740.99	0.18363	272.83	513,986.18	6.00%	1.22%	4.78%	1.65%	1,321.79	515,307.97
5	51	59	515,307.97	-	-	2,000,000.00	1,484,692.03	0.18363	272.63	515,035.34	6.00%	1.22%	4.78%	1.65%	1,324.49	516,359.83
5	52	59	516,359.83	-	-	2,000,000.00	1,483,640.17	0.18363	272.44	516,087.39	6.00%	1.22%	4.78%	1.65%	1,327.19	517,414.58
5	53	59	517,414.58	-	-	2,000,000.00	1,482,585.42	0.18363	272.25	517,142.33	6.00%	1.22%	4.78%	1.65%	1,329.91	518,472.24
5	54	59	518,472.24	-	-	2,000,000.00	1,481,527.76	0.18363	272.05	518,200.19	6.00%	1.22%	4.78%	1.65%	1,332.63	519,532.81
5	55	59	519,532.81	-	-	2,000,000.00	1,480,467.19	0.18363	271.86	519,260.96	6.00%	1.22%	4.78%	1.65%	1,335.36	520,596.31
5	56	59	520,596.31	-	-	2,000,000.00	1,479,403.69	0.18363	271.66	520,324.65	6.00%	1.22%	4.78%	1.65%	1,338.09	521,662.74
5	57	59	521,662.74	-	-	2,000,000.00	1,478,337.26	0.18363	271.47	521,391.27	6.00%	1.22%	4.78%	1.65%	1,340.83	522,732.11
5	58	59	522,732.11	-	-	2,000,000.00	1,477,267.89	0.18363	271.27	522,460.84	6.00%	1.22%	4.78%	1.65%	1,343.58	523,804.42
5	59	59	523,804.42	-	-	2,000,000.00	1,476,195.58	0.18363	271.07	523,533.35	6.00%	1.22%	4.78%	1.65%	1,346.34	524,879.69
5	60	59	524,879.69	-	-	2,000,000.00	1,475,120.31	0.18363	270.88	524,608.81	6.00%	1.22%	4.78%	1.65%	1,349.11	525,957.92

(1) = End of Month Cash Value from previous month
(2) = Annual planned premium
(3) = 0.00% up to Premium Expense Level in year 1; 2.25% on excess in year 1; 2.25% in renewal years
(4) = Beginning of Month Death Benefit
(5) = Net Amount at Risk = (4) - (1) - (2) + (3)
(6) = Current cost of insurance rate
(7) = Current cost of insurance charge = (5) / 1000 * (6)
(8) = Net Cash Value = (1) + (2) - (3) - (7)
(9) = Hypothetical Gross Rate of Investment Return
(10) = Arithmetic Average of Total Portfolio Expenses
(11) = Hypothetical Net Rate of Investment Return = (9) - (10)
(12) = Mortality and Expense Charge
(13) = Interest = (8) * { [1 + (11) - (12)] ^ (1/12) -1 }
(14) = End Of Month Cash Value = (8) + (13)